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                                                                Exhibit 99.4(h)

[logo]                                                       DRAFT 02.14.2006

                 GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER

THIS RIDER has been attached to and made a permanent part of your Contract as of the Contract Date. This Rider is subject to all the exclusions, definitions and provisions of the Contract to which it is attached which are not inconsistent herewith. If any provisions contained in this Rider are contrary to or inconsistent with those of the Contract, the Rider provisions will control.

THE BENEFIT

The Guaranteed Minimum Accumulation Benefit (GMAB) provides that if you allocate an amount to a GMAB Subaccount, the accumulated value of that amount at the end of a specified allocation period is guaranteed to be at least equal to the Guaranteed Maturity Value for that amount.

GMAB ALLOCATIONS

In order for this Rider to take effect, you must allocate at least the Minimum Initial Contribution shown on the GMAB Rider Schedule Page to one of the GMAB Subaccounts offered by us on the Contract Date. The GMAB
Subaccounts available on the Contract Date, and the GMAB Subaccount you selected, are shown on the GMAB Rider Schedule Page. You may elect, but are not required, to allocate all or part of an Additional Contribution to the same GMAB Subaccount. The minimum amount of an Additional Contribution that may be allocated to a GMAB Subaccount is shown on the GMAB Rider Schedule
Page. We must receive your election on or before the date we receive your Contribution. You may not allocate to any GMAB Subaccount other than the one
GMAB Subaccount you selected on the Contract Date.

We create a separate Guaranteed Return Account (GRA) for each allocation to a GMAB Subaccount. Each GRA has an allocation period equal to the specified number of years associated with the GMAB Subaccount in which the GRA is invested. You may not allocate to a GMAB Subaccount if the specified allocation period for the resulting GRA would extend beyond the Maximum
Retirement Date under the Contract.

Each GRA has a guaranteed interest rate equal to the guaranteed interest rate associated with the GMAB Subaccount in which the GRA is invested. The effective annual guaranteed interest rates for the GMAB Subaccounts available on the Contract Date are shown on the GMAB Rider Schedule Page. (If the GMAB
Subaccount guarantees return of premium, the interest rate shown will be 0%.) We reserve the right to discontinue offering these GMAB Subaccounts at any time. If we discontinue offering the GMAB Subaccount you selected, we may, at our option, offer an alternative GMAB Subaccount, with a guaranteed interest rate to be determined by us, to which you may allocate Additional
Contributions. Notwithstanding the foregoing, once a GRA is created, it cannot be terminated or changed by us except as described in the Termination provision of this Rider.

When a GRA is created, we will send you a confirmation that includes the allocation period and the original Guaranteed Maturity Value for the GRA.

GUARANTEED MATURITY VALUE

The Guaranteed Maturity Value at the end of the specified accumulation period of a GRA is equal to the amount allocated accumulated for the duration of the allocation period at the effective annual guaranteed interest rate for that GRA, adjusted as follows:

        1) as of the date of a partial withdrawal (or transfer out of a GRA), the Guaranteed Maturity Value is decreased in proportion to the decrease in the accumulated value of the GRA; and

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        2) as of the date the Annual Administration Charge is deducted, the
           Guaranteed Maturity Value is decreased in the same amount as the decrease in the accumulated value of the GRA.

At the end of the specified allocation period for a GRA, if the Guaranteed
Maturity Value of the GRA is greater than the accumulated value of the GRA, we will add the difference to the accumulated value of the GRA. There is no Guaranteed Maturity Value if a GRA terminates prior to the end of its specified allocation period for any reason, including death.

The original Guaranteed Maturity Value associated with each GMAB Subaccount as a percentage of an allocation to a GRA is shown on the GMAB Rider Schedule
Page.

TRANSFER RESTRICTIONS

You may not transfer Account Value from other Fixed and Variable Accounts into a GMAB Subaccount. You may transfer Account Value out of a GRA after the Restricted Period for the GRA has expired. The Restricted Period is shown on the GMAB Rider Schedule Page. Transfers must be made from GRAs on a first-in, first-out (FIFO) basis.

PARTIAL WITHDRAWALS

If you request a partial withdrawal and do not elect to take it from specific
Fixed or Variable Accounts, the withdrawal will be deducted from all Fixed and Variable Accounts on a pro rata basis. The portion to be deducted from a GMAB Subaccount will be deducted from GRAs on a first-in, first-out (FIFO) basis. You may elect to take a partial withdrawal specifically from a GMAB
Subaccount, provided, it must be deducted from GRAs on a FIFO basis.
Guaranteed Maturity Values will be reduced proportionally by partial withdrawals.

        EXAMPLE OF PROPORTIONAL DECREASE:

        Assume you allocated $10,000 to a 10-Year GRA with a guaranteed interest rate of 1.40743%. In year 5, the accumulated value of the GRA is $9,000, and you request a $1,000 partial withdrawal. (Assume there have been no prior partial withdrawals and that no Administration Charges have been deducted.) The accrued Guaranteed Maturity Value at this point in time is $11,500. The withdrawal reduced the accumulated value by 11.11%
($1,000/$9,000).  Therefore, the Guaranteed Maturity Value is decreased by
11.11%.  11.11% of $11,500 is $1,277.65.  Because the Guaranteed Maturity
Value in this example is greater than the accumulated value, the Guaranteed
Maturity Value is decreased by a larger dollar amount than the partial withdrawal amount. If the Guaranteed Maturity Value were less than the accumulated value, the result would be the opposite.

ADDITIONAL COMPANY CHARGE

There is an additional Mortality and Expense Charge associated with the GMAB
Subaccounts. This charge is in addition to the Mortality and Expense Charge applicable to all Subaccounts under the basic Contract. The total Mortality and Expense Charge is deducted daily from the GMAB Subaccount Unit Values.
The maximum additional Mortality and Expense Charge associated with the GMAB
Subaccounts is shown on the GMAB Rider Schedule Page.

TERMINATION

A GRA will terminate automatically on the earliest of the following dates:

        1)    The date the specified allocation period ends;
        2) The date the accumulated value or the Guaranteed Maturity Value of the GRA is reduced to zero due to transfers or withdrawals;
        3) The date that an Owner's Primary Beneficiary succeeds as the Owner of the Contract, unless the Owner's Primary Beneficiary who is the Owner's spouse elects to continue the Contract in lieu of taking a distribution of the Surrender Value;

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        4)    The date a death benefit is calculated under the Contract;
        5)    The date the Contract is annuitized;
        6)    The date the Contract ends.

Upon the occurrence of (3), (4), (5) or (6), this Rider will terminate.

Upon termination of a GRA prior to a final disposition of proceeds under the Contract, if you have not given us instructions where to allocate the final accumulated value of the GRA, we will allocate it to the Subaccount without a GMAB benefit that invests in the initial class of the same underlying
Portfolio as the GMAB Subaccount in which the GRA was invested. If that Subaccount is no longer available, we will allocate the final accumulated value to the Money Market Subaccount (or such other Fixed or Variable Account as we may designate from time to time).

INTEGRITY LIFE INSURANCE COMPANY
[
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

/s/ Jill T. McGruder                /s/ Edward J. Babbitt

Jill T. McGruder, President         Edward J. Babbitt, Secretary]


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                                  GMAB RIDER
                                SCHEDULE PAGE

GMAB SUBACCOUNTS AVAILABLE ON CONTRACT DATE

                                                         EFFECTIVE ANNUAL  ORIGINAL GUARANTEED
                                                         GUARANTEED        MATURITY VALUE AS
                                                         INTEREST RATE     % OF GRA ALLOCATION
                                                         ----------------  -------------------
[Touchstone 10-Year GMAB Aggressive ETF Service Class    [ 0.00000%        [100%
Touchstone 10-Year GMAB Moderate ETF Service Class         1.40743%         115%
Touchstone 10-Year GMAB Conservative ETF Service Class]    2.25652%]        125%]

GMAB SUBACCOUNT SELECTED
[Touchstone 10-Year GMAB Aggressive ETF]

RESTRICTED PERIOD
[GRAs invested in 10-Year GMAB Subaccounts have a seven-year Restricted
Period for transfers. You may not transfer Account Value out of a GRA during the Restricted Period.]


COMPANY CHARGES

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
CONTINUOUS CHARGE FOR OPTIONAL GMAB

ADDITIONAL MORTALITY AND EXPENSE CHARGE      [0.xx% - 0.75%] per year of
                                             amounts invested in GMAB
                                             Subaccounts. This charge covers
                                             mortality and expense risks, and
                                             certain administrative costs,
                                             associated with GMAB Rider
                                             benefits.  This charge is deducted
                                             daily from GMAB Subaccount Unit
                                             Values.

MINIMUM CONTRIBUTIONS TO GMAB SUBACCOUNT

MINIMUM INITIAL CONTRIBUTION                 [$10,000] This is the
                                             minimum amount of the Initial
                                             Contribution that must be
                                             allocated to one GMAB Subaccount.

MINIMUM ADDITIONAL CONTRIBUTION              [$1,000] This is the minimum
                                             amount of an Additional
                                             Contribution that may be allocated
                                             to a GMAB Subaccount.